UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

GREAT WOLF RESORTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 30, 2007
GENERAL INFORMATION
VOTING
THE ELECTION OF DIRECTORS
OUR BOARD OF DIRECTORS
CORPORATE GOVERNANCE
THE EXECUTIVE OFFICERS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OWNERSHIP OF OUR COMMON STOCK
RELATED PERSON TRANSACTIONS
EXECUTIVE AND DIRECTOR COMPENSATION REPORT OF THE COMPENSATION COMMITTEE
COMPENSATION DISCUSSION AND ANALYSIS
Summary Compensation Table
2006 GRANTS OF PLAN-BASED AWARDS
POTENTIAL PAYMENT UPON TERMINATION OR CHANGE OF CONTROL
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION
DIRECTOR COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION ON COMPENSATION DECISIONS
REPORT OF THE AUDIT COMMITTEE
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 30, 2007

We cordially invite you to attend our annual meeting of shareholders to be held at the Great Wolf Lodge resort, 2501 Great Wolf Drive, Mason, Ohio, on Wednesday, May 30, 2007 at 9:00 a.m., Eastern Time. At this meeting, you and our other shareholders will be able to vote on the following:

1. The election of all eight directors to serve on our Board of Directors until our annual meeting of shareholders in 2008, or until their successors have been duly elected and qualified; and

2. Any other business that may properly come before our annual meeting, including any adjournments or postponements of our annual meeting.

As part of this Notice of Annual Meeting, we attach a proxy statement containing further information about our annual meeting and the proposal described above.

You may either vote in person or by proxy. Please see the attached proxy statement for more details on how you can vote. Even if you plan to attend our annual meeting, we urge you to complete and return promptly the enclosed proxy card in the enclosed self-addressed envelope for your shares to be represented and voted at our annual meeting in accordance with your instructions. Of course, if you attend our annual meeting, you may withdraw your proxy and vote your shares in person.

Only shareholders of record at the close of business on Monday, April 30, 2007 will be entitled to vote at our annual meeting or any adjournment of our annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS:

J. MICHAEL SCHROEDER, Secretary

Madison, Wisconsin
May 4, 2007

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 30, 2007

GENERAL INFORMATION

Our Board of Directors is soliciting your proxy for use at our annual meeting of shareholders to be held at the Great Wolf Lodge resort, 2501 Great Wolf Drive, Mason, Ohio, on Wednesday, May 30, 2007 at 9:00 a.m., Eastern Time, and at any adjournments of our annual meeting. You are invited to attend our annual meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to instruct another person to vote your shares on your behalf at our annual meeting. For this purpose, we enclose one blank proxy card for your use.

The mailing address of our principal executive offices is 122 West Washington Avenue, Madison, Wisconsin 53703.

This proxy statement and the accompanying proxy card and Notice of Annual Meeting are being mailed to our shareholders on or about May 4, 2007.

Purposes of Our Annual Meeting

The purposes of our annual meeting are (1) to elect eight directors to serve on our Board and (2) to transact any other business that may properly come before our annual meeting and any adjournments of our annual meeting. Our Board knows of no matters, other than the election of directors, to be brought before our annual meeting.

This Proxy Solicitation

There are two parts to this proxy solicitation: the proxy card and this proxy statement. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. This proxy statement provides you information that you may find useful in deciding how to vote.

Proxies are being solicited by and on behalf of our Board, and the solicitation of proxies is being made primarily by the use of the mails. We will bear the cost of preparing and mailing this proxy statement and the accompanying material and the cost of any supplementary solicitations which may be made by mail, telephone or personally by our officers and employees, who will not be additionally compensated for their activities. We have retained Computershare, Inc. to provide administrative and record-keeping assistance in the solicitation of proxies.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. This proxy statement does not constitute the solicitation of a proxy, in any jurisdiction, from anyone to whom it is unlawful to make such proxy solicitation in that jurisdiction. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

VOTING

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting

Our Board has fixed the close of business on Monday, April 30, 2007 as the record date for determining which of our shareholders are entitled to receive notice of, and to vote at, our annual meeting. You will be entitled to notice of, and to vote at, our annual meeting and any adjournments of our annual meeting, only if you were a shareholder of record at the close of business on the record date. At the close of business on our record date of April 30, 2007, we had issued and outstanding 30,680,838 shares of our common stock, which are entitled to vote at our annual meeting. See “Required Votes.”

How to Vote Your Shares and How to Revoke Your Proxy

How to Vote.  You may vote your shares at our annual meeting in person, or if you cannot attend our annual meeting in person or you wish to have your shares voted by proxy even if you do attend our annual meeting, you may vote by duly authorized proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot, which will be provided at the meeting. To vote by proxy, you must complete and return the enclosed proxy card.

By completing and returning the proxy card and by following the specific instructions on the card, you will direct the designated persons (known as “proxies”) to vote your shares at our annual meeting in accordance with your instructions. Our Board has appointed James A. Calder and J. Michael Schroeder to serve as the proxies for our annual meeting.

Your proxy card will be valid only if you sign, date and return it before our annual meeting. If you complete the entire proxy card except the voting instructions, then the designated proxies will vote your shares for the election of the eight nominees for directors. If a nominee for election to our Board is unable to serve — which we do not anticipate — or if any other matters are properly raised at the annual meeting, then either Messrs. Calder or Schroeder as the designated proxies will vote your shares in accordance with his best judgment.

In voting by proxy as to the election of directors, you may either (1) vote in favor of one or more of the eight nominees or (2) withhold your votes as to one or more of the nominees. Abstentions will be treated as set forth below. You may not vote for persons other than Messrs. Vittoria, Emery, Blutinger, Churchey, Knetter, Rensi and Silver, and Ms. Nolan in the election of directors.

Even if you plan to attend our annual meeting, we ask you to vote, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in the name of a broker or other intermediary, you may vote and revoke a previously submitted vote only through, and in accordance with, procedures established by the record holder(s) or their agent(s).

How to Revoke a Proxy.  If you have already returned your proxy to us, you may revoke your proxy at any time before it is exercised at our annual meeting by any of the following actions:

•	by notifying our Secretary in writing at or before the annual meeting that you would like to revoke your proxy,

•	by completing a proxy with a later date and by returning it to us at or before the annual meeting, or

•	by attending our annual meeting and voting in person. (Note, however, that your attendance at our annual meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in-person at our annual meeting to revoke an earlier proxy.)

If you choose either of the first two means to revoke your proxy, you must submit either your notice of revocation or your new proxy card to our mailing address listed on page 1 of this proxy statement.

Required Votes

Voting Rights.  You are entitled to one vote for each share of our common stock that you hold. Cumulative voting of our shares is not allowed.

Quorum Requirements.  Under Delaware law and our bylaws, a majority of votes entitled to be cast at the annual meeting, represented in person at the annual meeting or by proxy, will constitute a quorum for the consideration of the election of the nominees for directors and for each matter to properly come before our annual meeting.

Vote Required.  The eight nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality.

Abstentions and Broker Non-Votes.  Abstentions will not be counted “for” or “against” proposals, but will be counted for the purpose of determining the existence of a quorum.

Under applicable NASDAQ Global Market, or NASDAQ, rules (the exchange on which our common stock is traded), brokers holding shares for beneficial owners in nominee or “street name” must vote those shares according to the specific instructions they receive from the beneficial owners. If you do not provide your broker with specific instructions regarding how to vote your shares, your broker still has authority to vote your shares on certain “routine” matters. However, under NASDAQ’s rules, brokers do not have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” “Broker non-votes” will not be counted “for” or “against” a proposal, but will be counted only for the purpose of determining the existence of a quorum.

Because the election of directors is a “routine” matter for which specific instructions from beneficial owners are not required under NASDAQ’s rules, no “broker non-votes” will arise in the context of voting for the nominees for directors.

If you do not vote your shares, your brokerage firm may either (1) vote your shares on routine matters, including this year’s election of directors, or (2) leave your shares unvoted.

To be certain that your shares are voted at our annual meeting, we encourage you to provide instructions to your brokerage firm by voting your proxy.

THE ELECTION OF DIRECTORS

Election of Nominees for Directors

At our annual meeting, our shareholders will vote on the election of eight directors.

Our Nominating and Corporate Governance Committee has recommended to our Board as nominees, and our Board has nominated, Joseph Vittoria, John Emery, Elan Blutinger, Randy Churchey, Michael M. Knetter, Alissa Nolan, Edward Rensi and Howard Silver for election to our Board. If re-elected, all of these individuals will serve as directors for a one-year term that will expire at our annual meeting of shareholders in 2008, or when their successors are duly elected and qualified. You will find below a brief biography of each nominee. See also “Ownership of Our Common Stock” on page 12 for information on their holdings of our common stock.

If any nominee becomes unavailable or unwilling to serve as a director for any reason, the persons named as proxies in the proxy card are expected to consult with our management in voting the shares represented by them and will vote in favor of any substitute nominee or nominees approved by our Board. Our Board has no reason to doubt the availability of any of the nominees for director. Each of the nominees has expressed his or her willingness to serve as a director if elected by our shareholders at our annual meeting.

Our Board recommends that you vote FOR the election of each nominee for director.

Nominees for Election as Directors (Terms to Expire 2008)

JOSEPH VITTORIA, age 71	Mr. Vittoria has served as Chairman of the Board since he was appointed to our Board of Directors in November 2006. Mr. Vittoria is the retired chairman and chief executive officer of Travel Services, International, a company he founded and took public in July 1997. In 1982, he joined Avis, Inc., as chief operating officer, and later was named chairman and chief executive officer. He was selected as the salaried and management representative to the board of United Airlines in 1994 when it created its ESOP. He now is chairman of Puradyn Filter Technologies, Inc. and AutoEurope, Inc. Active in community-enhancement programs, Vittoria served as a director of the National Crime Prevention Counsel in Washington, D.C. He later served on President Reagan’s Child Safety Partnership. He also is a former member of the board of directors of the National Center for Disability Services. Mr. Vittoria was elected to the Travel Industry Association Hall of Leaders in 2000. He holds a B.S. in civil engineering from Yale University and an M.B.A. from Columbia University. Mr. Vittoria currently serves as one of our independent directors and as a member of our compensation committee.

Committees: Compensation

JOHN EMERY, age 42	Mr. Emery has served as our Chief Executive Officer and director since we commenced operations in May 2004. From January 2004 until completion of the initial public offering of our common stock (the IPO), Mr. Emery served as the Chief Executive Officer of The Great Lakes Companies, Inc. From 1995 to December 2003, Mr. Emery served in a number of management positions at Interstate Hotels & Resorts, Inc., a public company and the nation’s largest independent third-party hotel management company, most recently as president and chief operating officer. Additionally, from 1995 to November 2002, Mr. Emery served in a number of management positions at MeriStar Hospitality Corporation, a public company and one of the nation’s largest hotel real estate investment trusts, most recently as president and chief operating officer. He currently serves on the Pamplin College of Business advisory council at Virginia Tech and is executive director of the Stone Circle Foundation, a private, non-profit organization.

Committees: None

ELAN BLUTINGER, age 51	Mr. Blutinger has been a managing director of Alpine Consolidated, LLC, a merchant bank specializing in consolidating fragmented industries, since 1996. Mr. Blutinger serves as a director of Vacanza Technology, a venture-backed travel technology company. Mr. Blutinger served as a director of Hotels.com, and as chairman of its special committee to sell the company, from 2001 to 2003. Mr. Blutinger was a founder and director of Resortquest International from 1997 to 2003, a founder and director of Travel Services International from 1996 to 2001, and a director of Online Travel Services from 2000 to 2004. Mr. Blutinger is a trustee of the Washington International School in Washington, D.C. He holds B.A. and J.D.

degrees from American University and an M.A. degree from the University of California at Berkeley. Mr. Blutinger currently serves as one of our independent directors and as chair of our nominating and corporate governance committee. Mr. Blutinger has been a director of our company since 2004.

Committees: Nominating and Corporate Governance (Chairman)

RANDY CHURCHEY, age 46	Mr. Churchey became the President and Chief Executive Officer of Golden Gate National Senior Care (the successor to Beverly Enterprises), effective March 15, 2006. Golden Gate National Senior Care is the second largest long-term care company in the United States. Mr. Churchey also serves as Co-chairman of the board of MCR Development, LLC, a hotel construction and management company. Mr. Churchey served as President and Chief Operating Office of RFS Hotel Investors, Inc., a NYSE-listed hotel real estate investment trust, from November 1999 to July 2003. Mr. Churchey served as a director of RFS from July 2000 through July 2003. From 1997 to 1999, Mr. Churchey was Senior Vice President and Chief Financial Officer of FelCor Lodging Trust, Inc., a NYSE-listed hotel real estate investment trust. For nearly 15 years prior to joining FelCor, Mr. Churchey held various positions in the audit practice of Coopers & Lybrand, LLP. Mr. Churchey currently serves on the Board of Trustees of Innkeepers USA Trust, a NYSE-listed hospitality real estate investment trust, and Education Realty Trust, a NYSE-listed student housing real estate investment trust. Mr. Churchey holds a B.S. degree in accounting from the University of Alabama and is a Certified Public Accountant. Mr. Churchey currently serves as one of our independent directors and as chair of our audit committee. Mr. Churchey has been a director of our company since 2004.

Committees: Audit (Chairman)

MICHAEL M. KNETTER, age 46	Mr. Knetter joined the University of Wisconsin-Madison School of Business as its dean in July 2002. From June 1997 to July 2002, Mr. Knetter was associate dean of the MBA program and professor of international economics in the Amos Tuck School of Business at Dartmouth College. Mr. Knetter has served as a senior staff economist for the President’s Council of Economic Advisors for former presidents George H.W. Bush and William Jefferson Clinton and has been a consultant to the International Monetary Fund. Mr. Knetter is a research associate for the National Bureau of Economic Research. He is a director and member of the audit and governance committees for Wausau Paper, a publicly traded company. Mr. Knetter is also an independent trustee for Neuberger Berman Funds and Northwestern Mutual Series Fund. Mr. Knetter currently serves as one of our independent directors and as a member of our nominating and corporate governance committee. Mr. Knetter has been a director of our company since 2004.

Committees: Nominating and Corporate Governance

ALISSA N. NOLAN, age 43	Ms. Nolan is a long time entertainment/attractions industry analyst and consultant. Since January 2006, she has served as a strategic,

development and investment advisor to a variety of leading international groups. From January 2001 through December 2005, she served as Director of Strategic Planning and Development with The Tussauds Group. Prior to joining Tussauds, Ms. Nolan was a Director and Principal with Economics Research Associates, a specialist advisor to global attractions and leisure operators, developers and investors from 1993 to 1999. After leaving Economics Research Associates and prior to joining Tussauds, Ms. Nolan served as a private consultant. Ms. Nolan currently serves as one of our independent directors and as a member of our compensation committee and our audit committee. Ms. Nolan has been a director of our company since 2004.

Committees: Audit; Compensation

EDWARD RENSI, age 62	Mr. Rensi spent 33 years at McDonald’s, where he rose from grill man up through the management ranks to positions of increasing scope and responsibility, as regional vice president, senior vice president operations and training, senior executive vice president, chief operating officer of McDonald’s World Wide, and, from 1984 to 1998, president and CEO of McDonald’s USA. Following his retirement from McDonald’s in 1998, Mr. Rensi began a second career as chairman and CEO of Team Rensi Motorsports. Mr. Rensi graduated from The Ohio State University with a degree in business education. He serves on the boards of directors of Snap On Tools, International Speedway Corporation and the National Italian American Foundation. He also serves on the Compensation Committee for ISC and the Snap On boards. Mr. Rensi was appointed to our board in November 2006 and currently serves as one of our independent directors and as a member of our nominating and corporate governance committee.

Committees: Nominating & Corporate Governance

HOWARD SILVER, age 52	Mr. Silver is the president and chief executive officer of Equity Inns, Inc., a public, self-advised hotel real estate investment trust. Mr. Silver joined Equity Inns in May 1994 and has served in various capacities including: executive vice president of finance, secretary, treasurer, chief financial officer and chief operating officer. Mr. Silver has been a certified public accountant since 1980. Mr. Silver is a director of Capital Lease Funding, Inc., a public triple net lease real estate investment trust, and serves on its audit committee as chairman, as well as serving on the nomination and investment committees. Mr. Silver is also on the board of managers of GHII, LLC, a national hotel furniture and equipment provider. Mr. Silver currently serves as one of our independent directors and as chair of our compensation committee and as a member of our audit committee. Mr. Silver has been a director of our company since 2004.

Committees: Audit; Compensation (Chairman)

OUR BOARD OF DIRECTORS

Each director serves a one-year term and is subject to annual re-election. Our Board currently consists of eight directors, seven of whom are independent as determined by our Board under the rules promulgated by the SEC and NASDAQ listing standards. At our annual meeting, as discussed above, our shareholders will vote on the eight nominees for director.

CORPORATE GOVERNANCE

Independence of Our Board of Directors

Rules promulgated by the SEC and the listing standards of NASDAQ require that a majority of our directors be independent directors. Our Board has adopted as categorical standards NASDAQ independence standards to provide a baseline for determining independence. Under these criteria, our Board has determined that the following members of our Board are independent: Messrs. Vittoria, Blutinger, Churchey, Knetter, Rensi and Silver, and Ms. Nolan.

Committees and Meetings of Our Board of Directors

Board Meetings.  We operate under the general management of our Board as required by our bylaws and the laws of Delaware, our state of incorporation. Our Board held five meetings during 2006. Each director attended 100% of the total number of those meetings of the Board and of any committee of which he or she was a member, except Mr. Vittoria did not attend the one meeting of the Board that followed his appointment to the board and Mr. Silver did not attend one meeting of the Board. While our Board has not adopted a mandatory attendance policy for our annual meetings, directors are encouraged to attend. In 2006, all of our directors who were then on the board attended our annual meeting.

Executive Sessions of Our Non-Management Directors.  The non-management directors of our Board meet in regularly scheduled executive sessions that exclude members of the management team. At each meeting, the non-management directors determine who presides over the meeting’s agenda and related discussion topics. The non-management directors may also choose to appoint a Chairman to preside over these meetings, and the Chairman may also rotate from time to time. Shareholders and other interested persons may contact our non-management directors in writing by mail c/o Great Wolf Resorts, Inc., 122 West Washington Avenue, Madison, Wisconsin 53703, Attn: Non-Management Directors. All such letters will be forwarded to our non-management directors.

Audit Committee.  Our Board has established an Audit Committee, consisting of Messrs. Churchey and Silver, and Ms. Nolan with Mr. Churchey serving as its chairman. Our Board has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 and rules thereunder, as amended, and under the listing standards of the NASDAQ. Our Board has also determined that Mr. Churchey is an “audit committee financial expert” within the meaning of SEC rules. The Audit Committee operates under a written charter adopted by our Board. A copy of this charter is available on our website at www.greatwolf.com. Among other duties, this committee:

•	reviews and discusses with management and our independent public accountants our financial reports, financial statements and other financial information;

•	makes decisions concerning the appointment, retention, compensation, evaluation and termination of our independent public accountants;

•	reviews with our independent public accountants the scope and results of the audit engagement;

•	approves all professional services provided by our independent public accountants;

•	reviews the independence, experience, performance and independence of our independent public accountants;

•	considers the range of audit and non-audit fees;

•	reviews the adequacy of our internal accounting and financial controls; and

•	reviews any significant disagreements among the company’s management and our independent public accountants in connection with preparation of our company’s financial statements.

The Audit Committee met five times in 2006. For more information, please see “Report of the Audit Committee” on page 37.

Compensation Committee.  Our Board has also established a Compensation Committee, consisting of Messrs. Silver and Vittoria and Ms. Nolan, with Mr. Silver serving as its chairman. As of January 1, 2007 Mr. Churchey exited and Mr. Vittoria was elected to the committee. Our Board has determined that each of the Compensation Committee members is independent, as that term is defined by the NASDAQ. The Compensation Committee operates under a written charter adopted by our Board. A copy of this charter is available on our web site at www.greatwolf.com. Among other duties, this committee:

•	determines our executive officers’ compensation;

•	establishes salaries of and awards of performance-based bonuses to our executive officers; and

•	determines awards of equity instruments to our officers and employees under our 2004 Incentive Stock Plan.

The Compensation Committee met three times in 2006. For more information, please see “Report of the Compensation Committee” on page 15.

Nominating and Corporate Governance Committee.  Our Board has also established a Nominating and Corporate Governance Committee, consisting of Messrs. Blutinger, Knetter and Rensi, with Mr. Blutinger serving as its chairman. Our Board has determined that each of the Nominating and Corporate Governance Committee members is independent, as that term is defined by NASDAQ. The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board. A copy of this charter is available on our web site at www.greatwolf.com. Among other duties, this committee:

•	identifies, selects, evaluates and recommends to our Board candidates for service on our Board;

•	oversees the composition of our Board and its committees and makes recommendations to our Board for appropriate changes;

•	advises and makes recommendations to our Board on matters concerning corporate governance; and

•	oversees an annual evaluation of our Board.

The Nominating and Corporate Governance Committee met three times in conjunction with meetings of the board in 2006.

The Nominating and Corporate Governance Committee has established a mandatory director education program, adopted a policy that our governance practices will meet or exceed those required by NASDAQ, developed a process for CEO evaluation, and assisted in self-evaluations of the Board and each of its committees. The Committee has also instituted an annual review of the charters of each of the committees of the Board to ensure that each reflects best practices.

Other Committees.  From time to time, our Board may form other committees as circumstances warrant. Those committees will have such authority and responsibility as delegated to them by our Board and consistent with Delaware law.

Availability of Corporate Governance Materials.  Shareholders may view our corporate governance materials, including the charters of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our Internet website under “Investor Relations” at www.greatwolf.com.

Director Nominations

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee performs the functions of a nominating committee. The Nominating and Corporate Governance Committee’s

Charter describes the Committee’s responsibilities, including seeking, screening and recommending director candidates for nomination by our Board.

Director Candidate Recommendations and Nominations by Shareholders.  The Nominating and Corporate Governance Committee’s charter provides that the committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the consideration of our Nominating and Corporate Governance Committee through the method described under “Communications With Our Board” below. In addition, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board of Directors if such shareholder complies with the notice procedures summarized in “Shareholder Proposals for Our 2008 Proxy Materials or Annual Meeting” below.

Process For Identifying and Evaluating Director Candidates.  The Nominating and Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Nominating and Corporate Governance Committee will evaluate a candidate’s independence and diversity, age, skills and experience in the context of the Board’s needs.

Communications with Our Board

Our Board has approved unanimously a process for shareholders to send communications to our Board. Shareholders can send communications to our Board and, if applicable, to the Nominating and Corporate Governance Committee or to specified individual directors in writing c/o Great Wolf Resorts, Inc., 122 West Washington Avenue, Madison, Wisconsin 53703. All such letters will be forwarded to our Board, the Nominating and Corporate Governance Committee or any such specified individual directors.

Contributions to Charitable Entities

During 2006, the company did not make any contributions to charitable entities on which one of our directors or executive officers sits as a board member or serves as an executive officer.

THE EXECUTIVE OFFICERS

Mr. Emery is an executive officer and director and his biographical information is set forth under “The Election of Directors.” The names, positions, business experience, terms of office and ages of our other executive officers are as follows:

JAMES A. CALDER, age 44	Mr. Calder has served as our Chief Financial Officer since we commenced operations in May 2004. From September 1997 to April 2004, Mr. Calder served in a number of management positions with Interstate Hotels & Resorts, Inc., a public company, and its predecessor company, serving most recently as chief financial officer. Additionally, from October 2001 to November 2002, Mr. Calder served as chief accounting officer of MeriStar Hospitality Corporation, a public company. From May 1995 to September 1997, Mr. Calder served as senior vice president and corporate controller of ICF Kaiser International, Inc., a public consulting and engineering company. Prior to that time, from 1984 to May 1995, Mr. Calder worked for Deloitte & Touche LLP in various capacities, serving most recently as senior manager for the real estate industry. Mr. Calder holds a Bachelor of Science degree in Accounting from The Pennsylvania State University. Mr. Calder is a certified public accountant and is president and treasurer of the Thomas W. Hetrick Memorial Scholarship Fund, a private, non-profit organization.

BILL CROKE, age 58	Mr. Croke has served as our Executive Vice President of Operations since December 2005. From May 1997 to December 2005, Mr. Croke was the executive vice president of operations for Interstate Hotels &

Resorts, a public company, where he was responsible for the overall operations of MeriStar Hospitality Corporation’s portfolio of hotels, conference centers and resorts under Interstate’s management. Prior to that, Mr. Croke was with Trusthouse Forte Hotels in Europe, Canada and the United States for 25 years. Mr. Croke graduated from the Shannon college of Hotel Management in Ireland.

ALEXANDER P. LOMBARDO, age 38	Mr. Lombardo has served as our Treasurer since August 2004. From August 1998 to August 2004, Mr. Lombardo served in a number of positions with Interstate Hotels & Resorts, Inc., a public company, and its predecessor company, serving most recently as vice president of finance. Additionally, from August 1998 to December 2002, Mr. Lombardo served in a number of positions with MeriStar Hospitality Corporation, a public company, serving most recently as assistant treasurer. From August 1996 to August 1998, Mr. Lombardo served as cash manager of ICF Kaiser International, Inc., a public company. Mr. Lombardo holds a Bachelor of Business Administration degree from James Madison University.

HERNAN R. MARTINEZ, age 54	Mr. Martinez has served as our President of the Development Division since June 2005. Prior to that, he served as our Executive Vice President of Development since we commenced operations in May 2004. During April 2004, Mr. Martinez served as Executive Vice President of Development of The Great Lakes Companies, Inc. From September 2002 to April 2004, Mr. Martinez was principal for Urbana Partners, a real estate advisory and development company serving international, private and institutional investors. From June 2000 to August 2002, Mr. Martinez served as chief operating officer for American Skiing Company Resort Properties and Executive Vice President of its parent American Skiing Company, a public company. Mr. Martinez holds a Diploma in Architecture from the University of Buenos Aires, Argentina, a Post-Graduate Diploma in Urban Development Planning, Development Planning Unit from the University College, London, U.K. and a Masters of Business Administration from Stanford University.

KIMBERLY K. SCHAEFER, age 41	Ms. Schaefer has served as our Chief Operating Officer since March 2005. Prior to that she served as our Chief Brand Officer since we commenced operations in May 2004. From May 1997 until completion of the IPO, Ms. Schaefer served as Senior Vice President of Operations of The Great Lakes Companies, Inc. and its predecessor companies. At Great Lakes, Ms. Schaefer was involved in site selection and brand development and oversaw all resort operations. Ms. Schaefer has over 17 years of hospitality experience and holds a Bachelor of Science degree in Accounting from Edgewood College in Madison, Wisconsin. Ms. Schaefer sits on the advisory board for Edgewood College Business School. Ms. Schaefer is a certified public accountant.

J. MICHAEL SCHROEDER, age 39	Mr. Schroeder has served as our General Counsel and Corporate Secretary since we commenced operations in May 2004. From 1999 until completion of the IPO, Mr. Schroeder served in several senior management positions for The Great Lakes Companies, Inc., most recently as Senior Vice President and General Counsel. From 1993 to 1999, Mr. Schroeder was associated with several law firms in

New York, New York and Greenwich, Connecticut where he specialized in real estate, real estate finance and corporate law, with a focus on the hospitality industry. Mr. Schroeder holds a Juris Doctor degree from Duke University School of Law and a Bachelor of Science degree in Finance from the University of Colorado.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our directors, executive officers and any persons beneficially owning more than 10% of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by our directors and executive officers during 2006.

Based solely upon our review of the reports and amendments to those reports furnished to us or written representations from our directors and executive officers that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by our directors and executive officers during 2006.

OWNERSHIP OF OUR COMMON STOCK

We summarize below the beneficial ownership of our common stock, as of March 21, 2007 except where noted, by (1) each person or group beneficially owning more than five percent (5%) of our company’s common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and our executive officers as a group. A person generally “beneficially owns” shares if he or she, directly or indirectly, has or shares either the right to vote those shares or dispose of them. Unless otherwise indicated in the accompanying footnotes, all of the shares of our common stock listed below are owned directly, and the indicated person has sole voting and investment power. The address for each individual listed below is: c/o Great Wolf Resorts, Inc., 122 West Washington Avenue, Madison, WI 53703.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percentage

Joseph Vittoria	—		*
John Emery	783,051	(1)	2.5
Elan Blutinger	14,667	(2)	*
Randy Churchey	23,667	(2)	*
Michael M. Knetter	11,167	(2)	*
Alissa N. Nolan	9,667	(2)	*
Edward Rensi	—		*
Howard Silver	11,667	(2)	*
James A. Calder	90,255	(3)	*
Bill Croke	14,012	(4)	*
Alexander P. Lombardo	31,667	(5)	*
Hernan R. Martinez	257,779	(6)	*
Kimberly K. Schaefer	919,031	(7)	2.9
J. Michael Schroeder	140,367	(8)	*
All directors and executive officers as a group (14 persons)	2,306,997		7.4%
Beneficial Holders in Excess of 5%
Baron Capital Group, Inc.	2,959,000	(9)	9.7
767 Fifth Avenue, 49th Fl
New York, NY 10153
Hayground Cove Asset Management LLC	2,375,155	(10)	7.8
1370 6th Avenue
New York, NY 10019
State of Wisconsin Investment Board	2,053,420	(11)	6.7
121 East Wilson Street
Madison, WI 53707

*	Less than one percent of the outstanding shares of common stock.

(1)	Includes (a) 233,333 shares issuable upon the exercise of vested options granted under our 2004 Incentive Stock Plan and (b) 22,967 unvested shares of restricted stock granted under our 2004 Incentive Stock Plan, vesting as follows: 11,484 shares in December 2009; and 11,483 shares in December 2010. In addition, our deferred compensation plan holds 117,647 shares to pay obligations owed to Mr. Emery pursuant to that plan.

(2)	Includes (a) 6,667 shares issuable upon the exercise of vested options granted under our 2004 Incentive Stock Plan and (b) 3,000 unvested shares of restricted stock granted under our 2004 Incentive Stock Plan, vesting as follows: 1,000 shares in May 2007; 1,000 shares in May 2008; and 1,000 shares in May 2009.

(3)	Includes (a) 66,667 shares issuable upon the exercise of vested options granted under our 2004 Incentive Stock Plan and (b) 6,890 unvested shares of restricted stock granted under our 2004 Incentive Stock Plan, vesting as follows: 3,445 shares in December 2009; and 3,445 shares in December 2010. In addition, our deferred compensation plan holds 11,765 shares to pay obligations owed to Mr. Calder pursuant to the plan.

(4)	Includes 12,000 unvested shares of restricted stock granted under our 2004 Incentive Stock Plan, vesting as follows: 3,000 shares in December 2007; 3,000 shares in December 2008; 3,000 shares in December 2009; and 3,000 shares in December 2010.

(5)	Includes (a) 26,667 shares issuable upon the exercise of vested options granted under our 2004 Incentive Stock Plan and (b) 5,000 unvested shares restricted stock granted under our 2004 Incentive Stock Plan, vesting as follows; 1,000 in August 2007; 1,000 in August 2008; 1,000 in August 2009; 1,000 in August 2010; and 1,000 in August 2011.

(6)	Includes (a) 100,000 shares issuable upon the exercise of vested options granted under our 2004 Incentive Stock Plan and (b) 120,000 unvested shares of restricted stock granted under our 2004 Stock Plan, vesting as follows: 30,000 shares in January 2008; 30,000 shares in January 2009; 30,000 shares in January 2010; and 30,000 shares in January 2011.

(7)	Includes (a) 33,009 shares held jointly with Ms. Schaefer’s spouse, (b) 66,667 shares issuable upon the exercise of vested options granted under our 2004 Incentive Stock Plan and (c) 8,220 unvested shares of restricted stock granted under our 2004 Incentive Stock Plan, vesting as follows: 4,110 shares in December 2009; and 4,110 shares in December 2010.

(8)	Includes 50,000 shares issuable upon the exercise of vested options granted under our 2004 Incentive Stock Plan.

(9)	Based solely upon information provided in a Schedule 13-G filed with the SEC on February 14, 2007. Baron Capital Group, Inc. (“BCG”) owns beneficially in the aggregate 2,959,000 shares of common stock, of which it has sole voting and dispositive power with respect to none of such shares and shared voting and dispositive power over 2,884,000 and 2,959,000 shares, respectively. BCG is a parent holding company of BAMCO, Inc. (“BAMCO”), a registered investment advisor, and Baron Small Cap Fund (“BSCF”), a registered investment company. BAMCO and BSCF beneficially own 2,959,000 and 2,884,000, respectively, shares of common stock, of which they have sole voting and dispositive power with respect to none of such shares and shared voting power of 2,884,000 shares each and dispositive power of 2,959,000 and 2,884,000 shares respectively.

(10)	Based solely upon information provided in a Schedule 13-D/A filed with the SEC on March 1, 2007. Hayground Cove Asset Management LLC (“HCAM”) owns beneficially and indirectly in the aggregate 2,375,155 shares of common stock, of which it has shared voting and dispositive power with respect to 2,375,155 shares and sole voting and dispositive power with respect to none of such shares. HCAM indirectly holds such shares through Hayground Cove Fund Management LLC (of which it is the managing member). HCFM in turn indirectly holds such shares through certain Delaware limited partnerships and Hayground Cove Associates, LP, a Delaware limited partnership that provides investment and advisory services to certain offshore entities and individually managed accounts. Mr. Jason Ader is the sole member of HCAM and, as such, is deemed to beneficially own the shares indirectly held by HCAM.

(11)	Based solely upon information provided in a Schedule 13-G filed with the SEC on February 13, 2007. State of Wisconsin Investment Board owns beneficially in the aggregate 2,053,420 shares of common stock, of which it has sole voting and dispositive power with respect to 2,053,420.

Equity Compensation Plan Information

This table provides certain information as of December 31, 2006 with respect to our equity compensation plans:

				(c)
				Number of Securities
				Remaining Available for
	(a)		(b)	Future Issuance Under
	Number of Securities to		Weighted-Average	Equity Compensation
	be Issued Upon Exercise of		Exercise Price of	Plans (Excluding
	Outstanding Options,		Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights		Warrants and Rights	Column (a))

Equity compensation plans approved by security holders	1,418,594	(1)	$17.55	1,960,134
Equity compensation plans not approved by security holders	0		N/A	0
Total	1,418,594		$17.55	1,960,134

(1)	This amount consists of:

•	1,064,500 shares of our common stock issuable upon the exercise of outstanding stock options.

•	245,000 restricted shares of our common stock that have been granted but not yet earned as of December 31, 2006. The number of shares, if any, to be issued pursuant to these grants will be determined by the grant recipient providing future services to us over the vesting period of the grant. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

•	109,094 shares of our common stock issuable pursuant to outstanding market condition and performance condition share awards that have been granted but not yet earned as of December 31, 2006. The number of shares, if any, to be issued pursuant to these awards will be determined based on (a) our common stock’s performance in calendar year 2006 relative to the Russell 2000 stock index’s total return in calendar year 2006 and (b) the award recipient achieving certain individual and/or performance goals in 2006, as determined by our Compensation Committee. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

Our 2004 Incentive Stock Plan authorizes us to grant up to 3,380,740 incentive and/or nonqualified stock options, stock appreciation rights or shares of our common stock to our employees and directors.

RELATED PERSON TRANSACTIONS

Our Audit Committee is responsible for overseeing our Code of Business Conduct and Ethics, which included policies relating to conflicts of interest. Although we have not entered into any such transactions that meet the requirements for disclosure in this proxy statement, if there were to be such a transaction, it would need to be approved by our Audit Committee.

EXECUTIVE AND DIRECTOR COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, on behalf of and in certain instances subject to the approval of the Board of Directors, reviews and approves compensation programs for certain senior officer positions. In this context, the Committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis required by section 402(b) of Regulation S-K. Following the reviews and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:
Howard Silver (Chairman)
Joseph Vittoria
Alissa N. Nolan

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee is responsible for:

•	establishing and administering compensation policies;

•	establishing salaries of and awarding performance-based cash bonuses to our Named Executive Officers (NEOs); and

•	determining grants of equity awards under our incentive stock plan.

From time to time, the Compensation Committee may retain compensation and other management consultants to assist with, among other things, structuring our various compensation programs and determining appropriate levels of salary, bonus and other awards payable to our NEOs, as well as to guide us in the development of near-term individual performance objectives necessary to achieve long-term results.

Each member of the Compensation Committee is independent as defined in the committee charter, as determined by the Board of Directors.

General Compensation Policy/Philosophy

Our committee’s policy is to devise and implement compensation for our senior officers commensurate with their position and determined with reference to compensation paid to similarly situated employees and officers of companies that the Compensation Committee, in consultation with our CEO and external compensation consultants, deems to be comparable to our company. Our company’s philosophy is to design a compensation program for senior executives to attract, retain and motivate key employees and provide incentives for the attainment of short-term operating objectives and strategic long-term performance goals. Our philosophy is to place emphasis on, and reward achievement of, long-term objectives. We consider this desirable given the nature of our company as an enterprise focused on resort unit growth and brand expansion/development over the next several years.

In 2006, our NEOs were:

•	John Emery, Chief Executive Officer (Principal Executive Officer)

•	James A. Calder, Chief Financial Officer (Principal Financial Officer)

•	Hernan R. Martinez, President of Development Division

•	Kimberly K. Schaefer, Chief Operating Officer

•	J. Michael Schroeder, General Counsel and Corporate Secretary

The overall compensation structure for our NEOs is designed to be based on a pay-for-performance model. The goal is to pay fair base salaries coupled with strong upside potential when the company and its assets perform well.

The “at risk” components (cash annual incentives and stock-based long-term incentives) are designed to provide incentives that are predicated on the company meeting or exceeding predefined goals.

2006 Executive Officer Compensation

For 2006, the Compensation Committee engaged HVS International, an independent compensation consultant, to assist the Compensation Committee in determining appropriate fiscal year 2006 compensation for our NEOs. The consultant made recommendations to the Compensation Committee of appropriate levels of base salaries, annual incentives and long-term incentives for our NEOs, based upon a study of a competitive peer group of 23 companies that are in our industry and compete for the same talent and investment dollars. The peer group included companies that are involved in the development, ownership and/or management of hotels and resorts. The peer group consisted of the following companies:

Ashford Hospitality Trust	Hershey Entertainment
Winston Hotels, Inc.	Highland Hospitality
Bluegreen	Intrawest
Boykin Lodging	LaSalle Hotel Properties
Xantera Parks & Resorts	MeriStar Hospitality Corporation
Westgate Resorts	Outrigger Resorts
Innkeepers USA Trust	Kohler
Destination Hotels & Resorts	Shell Hospitality
Eagle Hospitality Properties Trust	Strategic Hotel Capital, Inc.
Equity Inns, Inc.	Sunstone Hotel Investors
FelCor Lodging Trust, Inc.	Tarsadia Hotels
Hersha Hospitality Trust

Utilizing this process, the Committee targeted executive compensation for 2006 as follows:

•	Base salaries in the third quartile of the peer group (50th — 75th percentiles).

•	Annual cash incentive bonuses paid at target levels when target goals are met.

•	Annual restricted stock grants with performance metrics.

For 2006, the Committee established an annual cash incentive plan for Messrs. Emery, Calder and Martinez and Ms. Schaefer that was structured differently than that for Mr. Schroeder. In addition, the Committee established long-term incentive compensation for 2006 for Messrs. Emery, Calder and Martinez and Ms. Schaefer. The Committee designed annual cash incentives and long-term incentives for these four NEOs that creates an overall compensation program that can provide for superior compensation when primary company-wide financial goals are met or exceeded, and, conversely, total compensation below competitive levels when such goals are not met. The Committee believes this is an appropriate structure for these four NEOs due to their broad responsibilities for overseeing our company’s overall performance in financial, development and operating areas. For executive officers other than Messrs. Emery, Calder and Martinez and Ms. Schaefer, the Committee feels a total compensation structure that is less likely to provide total compensation significantly above or below competitive levels, due to other executive officers having less broad overall responsibilities for overseeing our company’s overall performance. For a further discussion on the details of these annual cash incentives and long-term incentives, see Elements of Compensation below.

In addition, the Committee occasionally requests that Mr. Emery, our CEO, be present at Committee meetings where executive compensation and Company and individual performance are discussed and evaluated. Mr. Emery is free to provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. Only Committee members, however, are allowed to vote on decisions made regarding executive compensation.

Elements of Compensation

Our compensation methodology for our NEOs consists of three components: (1) base salary, (2) annual cash incentive and, for Messrs. Emery, Calder and Martinez and Ms. Schaefer, (3) long-term incentive compensation. These components provide elements of fixed income and variable compensation that are linked to the achievement of individual and corporate goals and the enhancement of value to our company’s shareholders.

Base Salary

Base salary represents the fixed annual component of our executive compensation system. Executives receive salaries that are within a range established by the Committee for their respective positions based on the comparative analysis described above. Where each executive’s salary falls within the salary range is based on a determination of the level of experience that the executive brings to the position and how successful the executive has been in achieving set goals. Salary adjustments are based on a similar evaluation and a comparison of adjustments made by competitors and any necessary inflationary adjustments.

We generally review the base salaries of our NEOs each fiscal year. In the event of an NEO’s promotion and/or increased scope of responsibility, we consider base salary adjustments at other points during the year as well.

The Committee reviewed the salaries for John Emery, our CEO, and all other NEOs in January 2006. Effective January 1, 2006, Mr. Emery’s base salary was increased to $416,000, a 4.0% base salary increase. The other NEOs received base salary increases effective January 1, 2006 ranging from 0.0% to 4.0%, except for Ms. Schaefer who received a combined base pay increase and pay adjustment for increased scope of responsibility of 17.0%.

Annual Cash Incentives

For Messrs. Emery, Calder and Martinez and Ms. Schaefer, annual cash incentives exist in the form of bonuses as a means of linking compensation to objective performance criteria that are within the control of the NEO.

At the beginning of each year, the Committee establishes a maximum bonus amount for each executive and identifies performance targets for each NEO to meet in order to receive the full bonus.

Specific written performance objectives for annual cash incentives are established annually and approved by the Committee. For each such objective, actual performance is reviewed by the Committee (generally in February following the performance year) in order to determine the actual payment that occurs following release of the corresponding fiscal year financial results. The Committee has the ability to apply discretion to increase or decrease the actual payout resulting from the relative achievement of performance objectives. Discretion may be applied in the case of significant business disruption, unusual business events or conditions, or other factors the Committee deems relevant.

For 2006, the annual cash incentive amount awarded to each NEO was subject to a number of factors, including:

•	Our company achieving certain levels of Adjusted EBITDA for 2006;

•	Our company achieving certain levels of Adjusted EPS for 2006; and

•	The individual achieving certain individual and/or departmental performance goals in 2006, as determined by the Committee.

Each year, the Committee, in consultation with our CEO, reviews and approves the performance criteria and weighting of the performance objectives for each eligible executive. These criteria and their weighting may vary among the eligible executives by position due to functional accountability and responsibility. For 2006, achievement of financial (that is, Adjusted EBITDA and Adjusted EPS) goals represented 75% of each executive’s total bonus potential and achievement of individual/departmental goals represented 25% of each executive’s total bonus potential. For Messrs. Emery, Calder and Martinez and Ms. Schaefer, the Committee reviewed in January 2007 the levels of Adjusted EBITDA and Adjusted EPS we had achieved for 2006 and the success of each of those NEOs in achieving individual and/or departmental performance goals in 2006.

For Mr. Schroeder, annual cash incentives for 2006 existed in the form of a bonus available based on achieving individual and/or departmental performance goals in 2006, as determined by Mr. Emery.

In March 2007, we paid cash bonuses to our CEO and other NEOs for 2006 in the following amounts: Mr. Emery — $301,600; Mr. Calder — $188,500; Mr. Martinez — $150,000; Ms. Schaefer — $224,750; and Mr. Schroeder — $50,000.

Long-Term Incentives

Equity Awards

For Messrs. Emery, Calder and Martinez and Ms. Schaefer, the long-term incentive component of executive compensation is targeted toward providing rewards for long-term performance. The Committee believes that long-term incentives are important to motivate and reward our executives and employees for maximizing shareholder value. Long-term incentives are provided primarily by grants of stock options and/or stock under our 2004 Incentive Stock Plan, which is administered by the Committee. The purpose of our 2004 Incentive Stock Plan is to assist us in recruiting and retaining key employees, by enabling such persons to participate in the future success of our company and to align their interests with those of our shareholders.

Specific written performance objectives for long-term incentives are established annually and approved by the Committee, in consultation with our CEO. For these objectives, actual performance is reviewed by the Committee (generally in February following the performance year) in order to determine the actual amount of the long-term incentive grant that has been earned. The Committee has the ability to apply discretion to increase or decrease the actual amount calculated as earned resulting from the relative achievement of performance objectives. Discretion may be applied in the case of significant business disruption or unusual business events or conditions.

For 2006, the Committee approved maximum long-term stock-based incentive compensation amounts for Messrs. Emery, Calder and Martinez and Ms. Schaefer. The stock-based compensation amounts consisted of performance-based shares of our common stock. The actual long-term incentive compensation award to each officer was subject to a number of factors, including:

•	Up to 75% of the award amount was earned based on our common stock performance in calendar year 2006 relative to the Russell 2000 stock index total return in calendar year 2006. Under this performance criterion, an individual earned up to 75% of his or her total potential award amount if our stock performance for 2006 was equal to or exceeded 120% of the performance of the Russell 2000 stock index. The individual earned less than 75% of his or her award amount if our stock performance for 2006 was less than 120% of the Russell 2000 stock index’s performance, but earned no award under this performance criterion if our stock performance for 2006 did not equal at least 80% of the Russell 2000’s stock index’s performance.

•	Up to 25% of the award amount was earned based on the individual achieving certain individual and/or departmental performance goals in 2006, as determined by the Committee.

In March 2007, we issued the following number of shares of our common stock as long-term incentives earned for 2006 under the plan as described above: Mr. Emery — 39,340 shares; Mr. Calder — 18,441 shares; Mr. Martinez — 20,000 shares; and Ms. Schaefer — 21,987 shares. Shares awarded in March 2007 were vested 100% when issued.

In addition to the long-term incentive awards that are designed to cover several of our NEOs (such as the 2006 awards described above), the Committee considers other relevant business factors affecting our company in deciding on the need for additional long-term incentives to individual NEOs. In 2006, the Committee assessed the importance of particular personnel to our company’s achieving certain elements of our long-range business plan, particularly the successful identification and development of new resorts. Based on this assessment, the Committee considered it appropriate to provide additional long-term incentive awards to Mr. Martinez, our President of Development, in order to assure retention of Mr. Martinez in his current role with us. As a result, the Committee awarded 150,000 shares of our common stock to Mr. Martinez. These shares vest based on continued employment with us in 30,000-share increments on January 1 of 2007, 2008, 2009, 2010 and 2011 and was taken into consideration in determining his 2007 long-term incentive package.

We have not issued stock options to any of our NEOs since our IPO in December 2004.

Grant Valuation Parameters

When awarding stock to our NEOs, we first establish a dollar value of the maximum equity-based compensation potential that we want to transfer to the employee in the form of stock over the vesting period. On the date of the grant, we divide the total maximum equity-based compensation potential by the per share fair value of our common stock as of the close of the prior fiscal year. Although we use what we consider to be a reasoned approach in determining the number of shares of common stock to award to our NEOs, the ultimate value of the shares awarded only becomes clear when (a) performance conditions related to earning the award are met or not met and (b) the future fair value of the shares earned is known.

The shares of stock we award under long-term incentive plans ultimately may be worth much more or less than the maximum equity-based compensation potential we computed when the shares were awarded. As a result, we do not consider realizable gains from prior stock grants when setting new stock grant amounts. We do not believe it is a fair practice to offset current compensation by realized and unrealized gains several years after the grants have been issued. Our goal is that the ultimate value realized by the NEO from stock grants exceeds our initial estimate of total maximum equity-based compensation potential that we awarded, because value realized by the NEO in excess of the award date total maximum equity-based compensation potential is also realized by all of our other shareholders that held our common stock over that time period. We believe that limiting potential upside on stock value gains would undermine incentives for our NEOs when focusing on long-term results.

Stock Ownership Guidelines

We believe that stock ownership by our NEOs is desirable for aligning management’s long-term interests with those of shareholders. We have not, however, established formal or fixed stock ownership guidelines for our NEOs.

Other Compensation

We offer certain other perquisites and personal benefits to our NEOs. These perquisites and personal benefits are reflected in the relevant tables and narratives which follow. In addition, the executives may participate in company-wide plans and programs such as the 401(k) plan (including Company match); group health and welfare plans; group accidental death and dismemberment insurance and life insurance; and health care and dependent care spending accounts, in accordance with the terms of the programs.

Nonqualified Deferred Compensation Plan

In addition to a qualified 401(k) plan, we maintain a deferred compensation plan for certain executives by depositing amounts into a trust for the benefit of the participating employees. The deferred compensation plan offers these executives the opportunity to defer payment and income taxation of a portion of their base salary and/or annual cash incentives. The Committee believes that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because we do not offer a defined benefit pension plan.

A participant may elect to defer up to 100% of annual base salary and/or annual cash incentives. Participants must make deferral elections in the election period which is prior to the beginning of the plan year in which the related compensation is earned. Such elections are irrevocable for the entire plan year, and the participants may only change the elections for compensation earned in subsequent plan years during the annual election period.

We make annual matching contributions to the plan for each participant equal to the lesser of (a) 4% of the participant’s base salary or (b) the participant’s annual deferrals to the plan. Matching contributions are reduced by the amount of an executive’s matching contributions received in the 401(k) plan. Additionally, we may make annual profit-sharing contributions equal to up to 150% of the annual matching contribution. Matching and profit-sharing contributions vest based on a participant’s years of service with us or our predecessor company, with pro-rata vesting over a period of five years of service.

Amounts in the deferred compensation plan’s trust earn investment income, which serves to increase the corresponding deferred compensation obligation. Investments, which are recorded at market value, are directed by the participants, and consist of our common stock and mutual funds. The plan provides participants the opportunity for long-term capital appreciation by crediting their accounts with notional earnings (or losses) based on the performance of benchmark investment funds or our common stock from which participants may select. Currently, the plan offers a choice of ten benchmark investment funds which are identified in the narrative following the Nonqualified Deferred Compensation table, below.

The market value of a NEO’s deferred compensation account is not considered when setting their other current compensation. The compensation earned and deferred was already reviewed and analyzed based on the above described compensation philosophy and policies at the time the compensation was awarded. Had the executive officer instead elected to receive a payout of the compensation earned, and then invested those amounts externally, we would not have considered external investment experience when considering the amount by which we should compensate the executive officer. Thus, we do not believe it is either proper or necessary to consider the value of the executive officer’s deferred compensation account just because it is held in a plan we sponsor. See the Nonqualified Deferred Compensation table and accompanying narrative below for additional information on our deferred compensation plan.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility on our tax return of compensation over $1 million to any of our officers unless the compensation is paid pursuant to a plan that is performance-related, non-discriminatory and has been approved by our stockholders. The Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted. The Committee has the authority to award compensation in excess of the $1 million limit, regardless of whether that compensation will be deductible, if the Committee determines in good faith that the compensation is appropriate to incentive and compensate the recipient.

Employment Agreements

We have entered into employment agreement with all of our NEOs. The agreements were entered into on December 20, 2004 and continue through December 20, 2007. Each of the employment agreements provides for a one-year extension at its ending date, unless either we or the NEO provides at least 120 days notice of non-renewal. The form of employment agreement is identical for all of our NEOs; that form of agreement was filed as Exhibit 10.5 to our Form S-1 filed with the SEC on August 12, 2004.

The material terms in each agreement are as follows:

•	Base salaries subject to annual review and periodic increases (but not decreases), if any, as determined by the Compensation Committee. The base salaries effective January 1, 2006 for our NEOs were: Mr. Emery — $416,000; Mr. Calder — $260,000; Mr. Martinez — $375,000; Ms. Schaefer — $310,000; and Mr. Schroeder — $250,000.

•	Annual bonus eligibility based on criteria determined by our Compensation Committee (see further discussion in the Compensation Discussion and Analysis).

•	Eligibility to participate in our benefit plans at identical participation costs offered to all of our employees eligible to participate in those plans.

•	Eligibility to have business expenses reimbursed, subject to reimbursement policies to which all of our employees are subject equally.

•	Severance payment due under various termination scenarios (see Potential Payment Upon Termination or Change of Control below for additional information).

•	Covenants for the applicable NEO not to compete with us (see Potential Payment Upon Termination or Change of Control below for additional information).

See Potential Payment Upon Termination or Change of Control below for a discussion of certain severance payments applicable under these agreements.

We do not provide our NEOs defined benefit or supplemental executive retirement plans.

Change of Control and Severance Payments

Change of control provisions applicable to our NEOs are either “single trigger”, meaning that the change of control event alone triggers either a payment or an acceleration of certain rights, or “double trigger,” meaning that the change of control coupled with either (a) the officer’s termination from service or (b) the officer’s resignation for “good reason” (as that term is defined in the employment agreement), within a certain period of the time before or after the change in control triggers the payment or accelerated right.

The change of control provision in the NEOs’ employment agreements for the payment of severance is a double trigger. A double trigger for severance payments was selected because, unless the NEO’s employment is terminated after the change in control, their cash compensation in the form of salary and annual bonus would continue from the acquiring entity, which is what the severance payment is based upon and intended to replace. See the Potential Payment Upon Termination or Change of Control discussion below for additional information on these severance payments. These amounts reflect our belief that it is difficult for senior managers to find comparable employment opportunities in a short period of time, particularly after experiencing a termination that was beyond their control.

The change of control provisions in the stock option and stock grant agreements are single trigger, reflecting our intent that the NEOs have the ability to use those shares to vote upon any proposed transaction.

Under the employment agreements, we have agreed to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code. However, if a reduction in the payments and benefits of $25,000 or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such mount, and we will not be required to make the gross-up payment.

EXECUTIVE COMPENSATION TABLES AND DISCUSSION

Summary Compensation Table

The following Summary Compensation Table shows the compensation we paid in 2006 to our Chief Executive Officer (Principal Executive Officer), our Chief Financial Officer (Principal Financial Officer), and our other three most highly compensated executive officers.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)

John Emery	2006	416,000	274,534	562,556	301,600	18,675	1,573,365
Chief Executive Officer
(Principal Executive Officer)
James A. Calder	2006	260,000	128,697	160,728	188,500	11,608	749,533
Chief Financial Officer
(Principal Financial Officer)
Hernan R. Martinez	2006	375,000	463,246	241,095	150,000	31,304	1,260,645
President of Development Division
Kimberly K. Schaefer	2006	310,000	153,440	160,728	224,750	8,534	857,452
Chief Operating Officer
J. Michael Schroeder	2006	250,000	—	120,548	50,000	9,231	429,779
General Counsel and Corporate Secretary

(1)	The value reported for Stock Awards and Option Awards for each executive is the aggregate cost recognized in our 2006 financial statements for such awards. These values include the cost in 2006 for awards granted in prior years. The costs for awards made during 2006 are determined in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS 123(R)), and the costs for awards made prior to 2006 are determined in accordance with the modified prospective transition method under SFAS 123(R). The assumptions for making the valuation determinations are set forth in the footnote or footnote sections to our financial statements captioned “Stock Based Compensation” or “Share-Based Compensation” in each of our Forms 10-K for the fiscal years 2004 through 2006. For additional information on these awards, see the Grants of Plan-Based Awards table, below.

(2)	This column reports amounts earned under our annual cash incentives plan for 2006, as discussed in the Compensation Discussion and Analysis. These amounts were paid in March 2007.

(3)	All Other Compensation consists primarily of our contributions to executives’ accounts in our qualified 401(k) plan and our non-tax qualified deferred compensation plan, and personal benefits and perquisites consisting of housing allowances for certain executives. Pursuant to SEC rules, perquisites and personal benefits are not reported for any executive officer for whom such amounts were less than $10,000 in aggregate for the fiscal year. Our contributions to the deferred compensation plan are also reported in the Nonqualified Deferred Compensation table below.

The following table details the components of each executive’s All Other Compensation:

		Company
		Contributions to
	Company	Deferred
	Contributions to	Compensation	Housing
Name	401(k) Plan ($)	Plan ($)	Allowance ($)

John Emery	6,368	12,307	—
James A. Calder	1,608	10,000	—
Hernan R. Martinez	3,173	10,823	17,308
Kimberly K. Schaefer	3,100	5,434	—
J. Michael Schroeder	5,000	4,231	—

Deferred Compensation

Elective deferrals under our deferred compensation plan are reported in the Summary Compensation Table above in the columns that are associated with the type of compensation (that is, Salary or Non-Equity Incentive Plan Compensation) that is deferred. Company matching and profit-sharing contributions are included in the values reported in the All Other Compensation column, and are specifically identified in the Nonqualified Deferred Compensation table below and related text.

2006 GRANTS OF PLAN-BASED AWARDS

								Grant Date
								Fair
								Value of
					Estimated Future Payouts Under			Stock and
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	($)(3)

John Emery	N/A	—	208,000	416,000	—	—	—
	2/9/2006	—	—	—	—	15,131	30,262	174,309
	2/9/2006	—	—	—	—	5,044	10,087	111,260
James A. Calder	N/A	—	130,000	260,000	—	—	—
	2/9/2006	—	—	—	—	7,093	14,186	81,711
	2/9/2006	—	—	—	—	2,365	4,729	52,161
Hernan R. Martinez	N/A		187,500	375,000	—	—	—
	2/9/2006	—	—	—	—	10,230	20,459	117,844
	2/9/2006	—	—	—	—	3,410	6,820	75,225
	5/30/2006	—	—	—	150,000	150,000	150,000	1,752,000
Kimberly K. Schaefer	N/A	—	155,000	310,000
	2/9/2006	—	—	—	—	8,457	16,913	97,419
	2/9/2006	—	—	—	—	2,819	5,638	62,187
J. Michael Schroeder	N/A	—	62,500	125,000	—	—	—

(1)	The amounts reported in the column include potential payouts corresponding to the achievement of the threshold, target, and maximum performance objectives under our annual cash incentive plan, as discussed in the Compensation Discussion and Analysis. The actual payments for performance under this plan for the fiscal year are reported in the Summary Compensation Table, above.

(2)	The amounts reported in the column include potential payouts corresponding to the achievement of the threshold, target, and maximum performance objectives for awards under our long-term incentive plan, as discussed in the Compensation Discussion and Analysis and the Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables below. The actual award amounts earned for 2006 are discussed in the Compensation Discussion and Analysis and the Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables below.

(3)	The grant date fair value is the value of Stock and Option Awards (that is, those made under an Equity Incentive Plan) granted in 2006 as determined in accordance with SFAS 123(R) disregarding that we recognize the value of the awards for financial reporting purposes over the service period of the awards.

The grant date fair value shown is calculated based in the maximum potential future payout number of shares.

Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables

2006 Compensation

For our NEOs, the cash and non-cash compensation earned in 2006 was in the form of base salary, annual cash incentives and long-term incentive compensation as described in the Compensation Discussion and Analysis.

Base Salary

Base salaries for our NEOs in 2006 and 2005 were as follows:

	2006 Base	2005 Base		Increase
	Salary	Salary		(Decrease)
Name	($)	($)		(%)

John Emery	416,000	400,000		4.0
James A. Calder	260,000	250,000		4.0
Hernan R. Martinez	375,000	340,769	(1)	10.0
Kimberly K. Schaefer	310,000	255,769	(2)	21.2
J. Michael Schroeder	250,000	250,000		0.0

(1)	Mr. Martinez’s annual base salary was increased from $320,000 to $375,000 upon his promotion to President of Development Division in July 2005.

(2)	Ms. Schaefer’s annual base salary was increased from $225,000 to $265,000 upon her promotion to Chief Operating Officer in March 2005.

Annual Cash Incentives

Each of our NEOs participates in our annual cash incentives plan. For the plan designed for Messrs. Emery, Calder and Martinez and Ms. Schaefer, the Compensation Committee establishes financial targets at the beginning of each year that are tied to our annual business plan. Those NEOs generally begin to earn the applicable annual cash incentive award amounts once the financial targets are at least 95% attained. The full amount of the annual cash incentive award is earned ratably from 95% up to 105% of the financial target attained.

By way of example, assume that a financial target is $100. The threshold to begin to achieve annual cash incentive amounts would then equal $95 (that is, 95% of the $100 target amount). If the actual financial result for the year was $98, the NEO would earn 30% of the potential under that particular financial target. If $95 or less was achieved as the actual result, no annual incentive amount would be earned for that particular financial target. If $105 or greater was achieved as the actual result, the NEO would earn 100% of the potential under that particular financial target.

Specific written performance objectives for annual cash incentives are established annually and approved by the Committee. For each such objective, actual performance is reviewed by the Committee (generally in February following the performance year) in order to determine the actual payment that occurs following release of the corresponding fiscal year results. The Committee has the ability to apply discretion to increase or decrease the actual payout resulting from the relative achievement of performance objectives. Discretion may be applied in the case of significant business disruption, unusual business events or conditions, or other factors the Committee deems relevant.

For 2006, the annual cash incentive amount awarded to each NEO was subject to a number of factors, including:

•	Our company achieving certain levels of Adjusted EBITDA for 2006;

•	Our company achieving certain levels of Adjusted EPS for 2006; and

•	The individual achieving certain individual and/or departmental performance goals in 2006, as determined by the Committee.

The maximum potential annual cash incentive award amount for each NEO is indicated in the “Maximum” column of the Estimated Future Payouts Under Non-Equity Incentive Plan Awards in the 2006 Grants of Plan-Based Awards table above. The relative factors that comprised each NEO’s maximum potential cash incentive for 2006 were as follows:

			Individual/
			Departmental
	Adjusted EBITDA	Adjusted EPS	Goals
Name	(%)	(%)	(%)

John Emery	50	25	25
James A. Calder	50	25	25
Hernan R. Martinez	50	25	25
Kimberly K. Schaefer	50	25	25
J. Michael Schroeder	—	—	100

Based on our actual financial performance and the Committee’s assessment of the NEOs’ achievement of individual/departmental performance goals:

•	We achieved 100% of the Adjusted EBITDA financial target as established by the Committee, resulting in 50% of the potential payout for that financial factor being earned.

•	We achieved more than 105% of the Adjusted EPS financial target as established by the Committee, resulting in 100% of the potential payout for that financial factor being earned.

•	The Committee determined the individual/departmental goal achievements for NEOs as follows: Mr. Emery — 95%; Mr. Calder — 95%; Mr. Martinez — 25%; and Ms. Schaefer — 95%.

Also, based on the Committee’s discretion in assessing relative achievement of overall performance objectives, the Committee limited Mr. Martinez’s total cash incentive to $150,000 for 2006.

For Mr. Schroeder annual cash incentives for 2006 existed in the form of a bonus available based on achieving certain individual and/or departmental performance goals in 2006, as determined by Mr. Emery.

In March 2007, we paid cash bonuses to our CEO and other NEOs for 2006 in the following amounts: Mr. Emery — $301,600; Mr. Calder — $188,500; Mr. Martinez — $150,000; Ms. Schaefer — $224,750; and Mr. Schroeder — $50,000.

Long-Term Incentives

For Messrs. Emery, Calder and Martinez and Ms. Schaefer, specific written performance objectives for long-term incentives are established annually and approved by the Committee. For each such objective, actual performance is reviewed by the Committee (generally in February following the performance year) in order to determine the actual amount of the long-term incentive grant that has been earned. The Committee has the ability to apply discretion to increase or decrease the actual payout resulting from the relative achievement of performance objectives. Discretion may be applied in the case of significant business disruption, unusual business events or conditions, or other factors the Committee deems relevant.

For 2006, the Committee approved maximum long-term stock-based incentive compensation amounts for Messrs. Emery, Calder and Martinez and Ms. Schaefer. The stock-based compensation amounts consisted of performance-based shares of our common stock. The actual long-term incentive compensation award to each officer was subject to a number of factors, including:

•	Up to 75% of the award amount was earned based on our common stock performance in calendar year 2006 relative to the Russell 2000 stock index total return in calendar year 2006. Under this performance criterion, an individual earned up to 75% of his or her total potential award amount if our stock performance for 2006 was equal to or exceeded 120% of the performance of the Russell 2000 stock index. The individual earned less than 75% of his or her award amount if our stock performance for 2006 was less than 120% of the Russell 2000 stock index’s performance, but earned no award under this performance criterion if our stock performance for 2006 did not equal at least 80% of the Russell 2000’s stock index’s performance.

•	Up to 25% of the award amount was earned based on the individual achieving certain individual and/or departmental performance goals in 2006, as determined by the Committee.

The maximum potential number of shares to be awarded to each NEO for 2006 under this plan was as follows: Mr. Emery — 40,349 shares; Mr. Calder — 18,914 shares; Mr. Martinez — 27,279 shares; and Ms. Schaefer — 22,551 shares. The relative factors that comprised each NEO’s maximum potential long-term incentive under this plan for 2006 were as follows:

	Relative Common
	Stock Price	Individual/
	Performance	Departmental
Name	in 2006 (%)	Goals (%)

John Emery	75	25
James A. Calder	75	25
Hernan R. Martinez	75	25
Kimberly K. Schaefer	75	25

Based on our common stock’s actual performance and the Committee’s assessment of the NEOs’ achievement of individual/departmental performance goals:

•	Our common stock increased 35.4% in 2006 and the Russell 2000 stock index increased 17.0%. Therefore, our common stock performance was greater than 120% of the Russell 2000’s performance, resulting in 100% of the potential payout for that financial factor being earned.

•	The Committee established the following individual/department goal achievements for NEOs as follows: Mr. Emery — 95%; Mr. Calder — 95%; Mr. Martinez — 25%; and Ms. Schaefer — 95%.

Also, based on the Committee’s discretion in assessing relative achievement of overall performance objectives, the Committee limited Mr. Martinez’s total long-term incentive amount under this plan to 20,000 shares.

In March 2007, we issued the following number of shares of our common stock as long-term incentives earned for 2006 under the plan as described above: John Emery — 39,340 shares; James Calder — 18,441 shares; Hernan Martinez — 20,000 shares; and Kimberly Schaefer — 21,987 shares. Shares awarded in March 2007 were vested 100% when issued.

In addition to the long-term incentive awards that are designed to cover several of our NEOs (such as the 2006 awards described above), the Committee considers other relevant business factors affecting our company in deciding on the need for additional long-term incentives to individual NEOs. In 2006, the Committee assessed the importance of particular personnel to our company’s achieving certain elements of our long-range business plan, particularly the successful identification and development of new resorts. Based on this assessment, the Committee considered it appropriate to provide additional long-term incentive to Mr. Martinez, our President of Development, in order to assure retention of Mr. Martinez in his current role with us. As a result, the Committee awarded 150,000 shares of our common stock to Mr. Martinez. These shares vest based on continued employment with us in 30,000-share increments on January 1 of 2007, 2008, 2009, 2010 and 2011.

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE OF CONTROL

Our NEOs are eligible to receive certain termination and/or change in control payments and acceleration rights under certain of the compensation arrangements that they hold with us. These payments and acceleration rights are contained within the executive officers’ employment agreements, employee stock option stock grant agreements, and deferred compensation plan agreement.

Employment Agreements

As noted previously, we have entered into employment agreement with all of our NEOs. The agreements cover the additional payments that would be due to these individuals in the following termination scenarios: by us for (1) death, (2) disability, (3) cause, (4) without cause, or (5) non-renewal; and by the executive for (1) voluntary,

(2) good reason or (3) non-renewal. The terms are identical in each of the agreements, except with respect to certain multipliers for payouts, as explained below.

We do not believe that we should pay our applicable NEOs any incremental compensation upon termination when the termination is by either choice or due to conduct that is potentially detrimental to our company. Thus, we do not provide any of our NEOs any incremental severance benefits other than any amounts already earned and accrued at the date of termination if the termination is voluntary (unless for good reason) or for cause.

We provide severance benefits of 100% (200% in the case of Mr. Emery) of the sum of the executive’s then-current annual base salary and most recently paid annual bonus for terminations without cause or by the executive for “good reason” (as defined in the employment agreement), including non-renewal of the employment agreement by us upon the end of its term. In the event of a termination by us without cause or by the executive for good reason within 180 days prior to, or 18 months following, a change of control, then the multipliers for the severance benefits are increased to 200% (300% in the case of Mr. Emery) of the sum of the executive’s then-current annual base salary and most recently paid annual bonus. These amounts reflect our belief that it is difficult for senior managers to find comparable employment opportunities in a short period of time, particularly after experiencing a termination that was beyond their control.

We do not provide our NEOs defined benefit or supplemental executive retirement plans.

Specifically, severance payments under the above termination event scenarios are summarized below.

Termination Events

•	Death or Disability. The applicable NEO would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date the executive’s employment terminated. Assuming a December 31, 2006 termination event for death or disability, there would be no severance payment required to our NEOs under their employment contracts.

•	Cause. The applicable NEO would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date the executive’s employment terminated for cause. Termination for “cause” is a termination due to:

•	the executive being convicted of, pleading guilty to, or confessing or otherwise admitting to any felony or any act of fraud, misappropriation or embezzlement;

•	an act or omission by the executive involving malfeasance or gross negligence in the performance of the executive’s duties and responsibilities to the material detriment of our company;

•	the executive breaching affirmative or negative covenants or undertakings described in the employment agreement, such as the agreement’s non-compete provisions; or

•	the executive violating our code of conduct if the consequence of such violation ordinarily would be a termination of their employment by us.

Assuming a December 31, 2006 termination event for cause, there would be no severance payment required to our NEOs under their employment contracts:

•	Without cause. The applicable NEO would be entitled to receive, in a lump sum payment, an amount equal to 100% (200% in the case of Mr. Emery) of his then-current annual base salary and most recently paid annual bonus. In addition, the executive would be entitled to a lump sum amount equal to 36 times our monthly contribution on behalf of the executive under health and welfare plans in which the executive participates. Assuming a December 31, 2006 termination event without cause, payments would be as follows:

			Health and
	Salary	Bonus	Welfare	Total
Name	Due ($)	Due ($)	Payment ($)	Due ($)

John Emery	832,000	—	23,751	855,751
James A. Calder	260,000	—	16,950	276,950
Hernan R. Martinez	375,000	100,000	16,950	491,950
Kimberly K. Schaefer	310,000	—	19,767	329,767
J. Michael Schroeder	250,000	—	25,167	275,167

In the event of a termination by us without cause within 180 days prior to, or 18 months following, a change of control, then the multipliers for the severance benefits are increased to 200% (300% in the case of Mr. Emery) of the sum of the executive’s then-current annual base salary and most recently paid annual bonus. A change in control means the occurrence of any of the following events:

•	Any person or group acquires 30% or more of our stock;

•	The majority of the members of our Board of Directors changes in any two-year period;

•	A merger or sale of our company to another company or any sale or disposition of 50% or more of our assets or business; or

•	A merger or consolidation where our shareholders hold 60% or less of the voting power to vote for members of the Board of Directors of the new entity.

Assuming a December 31, 2006 termination event without cause before or after a change in control as described above, payments would be as follows:

			Health and
	Salary	Bonus	Welfare	Total
Name	Due ($)	Due ($)	Payment ($)	Due ($)

John Emery	1,248,000	—	23,751	1,271,751
James A. Calder	520,000	—	16,950	536,950
Hernan R. Martinez	750,000	200,000	16,950	966,950
Kimberly K. Schaefer	620,000	—	19,767	639,767
J. Michael Schroeder	500,000	—	25,167	525,167

•	Non-renewal by company. The applicable NEO would be entitled to receive the same benefits as for a termination without cause as described above.

•	Voluntary. The applicable NEO would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date the executive’s employment terminated. Assuming a December 31, 2006 termination event for voluntary termination of employment by the executive, there would be no severance payment required to our NEOs under their employment contracts:

•	Good Reason. Termination by the executive for “good reason” is a termination due to:

•	A material reduction or, after a change in control, any reduction in the executive’s base salary or a material reduction in the executive’s opportunity to receive any annual bonus and stock option grants;

•	A material reduction in the scope, importance or prestige of the executive’s duties, responsibilities or powers at the company or the executive’s reporting relationships within the company;

•	Transferring the executive’s primary work site from the executive’s primary work site on the date the employment agreement was signed;

•	After a change in control, a change in the executive’s job title or employee benefit plans, programs and policies; or

•	A material breach or, after a change in control, any breach of the employment agreement.

The applicable NEO would be entitled to receive, in a lump sum payment, an amount equal to 100% (200% in the case of Mr. Emery) of his then-current annual base salary and most recently paid annual bonus. In addition, the executive would be entitled to a lump sum amount equal to 36 times our monthly contribution on behalf of the executive under health and welfare plans in which the executive participates. Assuming a December 31, 2006 termination event due to termination of employment agreement by the executive for good reason, payments would be as follows:

			Health and
	Salary	Bonus	Welfare	Total
Name	Due ($)	Due ($)	Payment ($)	Due ($)

John Emery	832,000	—	23,751	855,751
James A. Calder	260,000	—	16,950	276,950
Hernan R. Martinez	375,000	100,000	16,950	491,950
Kimberly K. Schaefer	310,000	—	19,767	329,767
J. Michael Schroeder	250,000	—	25,167	275,167

In the event of a termination by the executive for good reason within 180 days prior to, or 18 months following, a change of control, then the multipliers for the severance benefits are increased to 200% (300% in the case of Mr. Emery) of the sum of the executive’s then-current annual base salary and most recently paid annual bonus. A change in control means the occurrence of any of the following events:

•	Any person or group acquires 30% or more of our stock;

•	The majority of the members of our Board of Directors changes in any two-year period;

•	A merger or sale of our company to another company or any sale or disposition of 50% or more of our assets or business; or

•	A merger or consolidation where our shareholders hold 60% or less of the voting power to vote for members of the Board of Directors of the new entity.

Assuming a December 31, 2006 termination event by the executive for good reason before or after a change in control as described above, payments would be as follows:

			Health and
	Salary	Bonus	Welfare	Total
Name	Due ($)	Due ($)	Payment ($)	Due ($)

John Emery	1,248,000	—	23,751	1,271,751
James A. Calder	520,000	—	16,950	536,950
Hernan R. Martinez	750,000	200,000	16,950	966,950
Kimberly K. Schaefer	620,000	—	19,767	639,767
J. Michael Schroeder	500,000	—	25,167	525,167

•	Non-renewal by the executive. The applicable NEO would be entitled to receive base salary and annual bonus, if any, which were due and payable on the date the executive’s employment terminated. Assuming a December 31, 2006 termination event for non-renewal of their employment agreement by the executive, there would be no severance payment required to our NEOs under their employment contracts:

Conditions to Receipt of Payment

The covenants within the employment agreements include various non-compete and non-solicitation provisions following a termination event, including the prohibition for a one-year period from:

•	competing with us within 50 miles of a location where we conduct or are planning to conduct our business;

•	inducing or attempting to induce any customers or potential customers from conducting business with us; or

•	hiring or attempting to hire our employees.

In addition, the employment agreements prohibit the executive from using confidential information (meaning any secret, confidential or proprietary information possessed by the company relating to their businesses) that has not become generally available to the public,

Stock Option Agreements

We have granted certain of the NEOs stock options pursuant to individual option agreements. Stock options are subject to vesting ratably over a three-year period from the date of grant. These stock options are, however, subject to accelerated vesting under certain termination event scenarios:

•	termination of the executive’s employment by the company without cause and

•	termination of the executive’s employment by the executive for good reason.

The definitions of “cause” and “good reason” are the same as described in the Employment Agreements discussion above.

In the event of one of these termination event scenarios, all of the executive’s unvested stock options will be considered vested. As of December 31, 2006, however, all stock options held by out NEOs had exercise prices in excess of our common stock price of $13.96. As a result, assuming we experienced one of these termination event scenarios on December 31, 2006, the NEOs would not realize any additional market value on the accelerated stock options.

Stock Grant Agreements

We have granted certain of the NEOs shares of our common stock pursuant to individual grant certificates. These grants provide for an accelerated vesting of all unvested shares in the event of either (a) a termination by us without cause within 180 days prior to, or 18 months following, a change of control or (b) an executive’s resignation for good reason. Assuming we experienced either of those termination events on December 31, 2006, the market value realized on the accelerated stock grants for each of our NEOs would be as follows:

Value
	Shares With	Realized on
	Vesting	Vesting
Name	Accelerated (#)	($)(1)

John Emery	—	—
James A. Calder	—	—
Hernan R. Martinez	150,000	2,094,000
Kimberly K. Schaefer	—	—
J. Michael Schroeder	—	—

(1)	The Market Value is based on the closing price of our common stock on NASDAQ on December 29, 2006 (the last trading day in the year ended December 31, 2006), which was $13.96.

Deferred Compensation Plan

Under the deferred compensation plan (see the Compensation Discussion and Analysis — Non-Qualified Deferred Compensation Plan above for more information on this plan), all of an NEO’s company matching and profit-sharing contributions from the company are subject to accelerated vesting upon the following termination events: a change in control of the company, or the NEO’s death or disability. The “change of control” provisions within the deferred compensation plan are equally applicable to all participants within the plan.

Assuming a change in control or an executive’s death or disability under the deferred compensation plan at December 31, 2006, the market value to the applicable executive would be equal to the account balances as presented in the Non-Qualified Deferred Compensation table below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows information about outstanding equity awards at December 31, 2006.

Stock Awards
Equity
Incentive
							Equity	Plan Awards:
							Incentive	Market or
							Plan Awards;	Payout
						Market	Number of	Value of
	Option Awards				Number of	Value of	Unearned	Unearned
	Number of	Number of			Shares or	Shares or	Shares,	Shares,
	Securities	Securities			Units of	Units of	Units or	Units or
	Underlying	Underlying	Option		Stock	Stock	Other Rights	Other Rights
	Unexercised	Unexercised	Exercise	Option	That Have	That Have	That Have	That Have
	Options	Options	Price	Expiration	Not Vested	Not Vested	Not Vested	Not Vested
Name	(# Exer)	(# Unexer)(1)	($)	Date	(#)(1)	($)(2)	(#)(1)	($)(2)

John Emery	233,333	116,667	$17.00	12/20/2014	—	—	39,340	549,186
James A. Calder	66,666	33,334	$17.00	12/20/2014	—	—	18,441	257,436
Hernan R. Martinez	100,000	50,000	$17.00	12/20/2014	150,000	2,094,000	20,000	279,200
Kimberly K. Schaefer	66,666	33,334	$17.00	12/20/2014	—	—	21,987	306,939
J. Michael Schroeder	50,000	25,000	$17.00	12/20/2014	—	—	—	—

(1)	The following table shows the vesting dates of the outstanding Option Awards and Stock Awards that were unvested as of December 31, 2006:

			James	Hernan	Kimberly	J. Michael
		John Emery	Calder	Martinez	Schaefer	Schroeder
	Vesting	Amounts	Amounts	Amounts	Amounts	Amounts
Award Type	Date	Vesting (#)	Vesting (#)	Vesting (#)	Vesting (#)	Vesting (#)

Stock	1/1/07	—	—	30,000	—	—
Stock	2/28/07	39,340	18,441	20,000	21,987	—
Option	12/20/07	116,667	33,334	50,000	33,334	25,000
Stock	1/1/08	—	—	30,000	—	—
Stock	1/1/09	—	—	30,000	—	—
Stock	1/1/10	—	—	30,000	—	—
Stock	1/1/11	—	—	30,000	—	—

(2)	The Market Value is based on the closing price of our common stock on NASDAQ on December 29, 2006 (the last trading day in the year ended December 31, 2006), which was $13.96.

OPTION EXERCISES AND STOCK VESTED

There were no options exercised or stock vested for any of our NEOs in 2006.

PENSION BENEFITS

We do not maintain a defined benefit pension plan or supplemental pension plan for our NEOs.

NONQUALIFIED DEFERRED COMPENSATION

The following table discloses contributions, earnings, balances and distributions under our nonqualified deferred compensation plan for 2006.

			Aggregate		Aggregate
	Executive	Registrant	Earnings	Aggregate	Balance at
	Contributions	Contributions in	in Last FY	Withdrawals/	Last FYE
Name	in Last FY ($)	Last FY ($)	($)(1)	Distributions ($)	($)(2)

John Emery	23,077	12,307	423,470	—	1,772,405
James A. Calder	11,539	10,000	43,182	—	208,876
Hernan R. Martinez	16,615	10,823	6,812	—	48,893
Kimberly K. Schaefer	10,884	5,434	2,930	—	27,110
J. Michael Schroeder	10,385	4,231	2,851	—	26,238

(1)	The values in this column include aggregate notional earnings during 2006 of each NEO’s account in the deferred compensation plan. Aggregate notional earnings in this table are not reported in the Summary Compensation Table because they are based on market rates that are determined by reference to available benchmark investment alternatives offered under the Plan.

(2)	This column includes amounts in each NEO’s total Deferred Compensation Plan account as of the last day of the fiscal year. The following table reports the portion of the Aggregate Balance that was reported as base salary and bonus compensation in the Summary Compensation Tables in our prior year proxies since we became a public company on December 20, 2004.

Amounts that were
Reported as
Compensation in
Name	Prior Year Proxies ($)

John Emery	2,084,615
James A. Calder	221,154
Hernan R. Martinez	13,539
Kimberly K. Schaefer	7,615
J. Michael Schroeder	8,462

Narrative to the Nonqualified Deferred Compensation Table

In addition to a qualified 401(k) plan, we maintain a deferred compensation plan for certain executives by depositing amounts into a trust for the benefit of the participating employees. The deferred compensation plan offers these executives the opportunity to defer payment and income taxation of a portion of their base salary and/or annual cash incentives. The Committee believes that offering this plan to executives is critical to achieve the objectives of attracting and retaining talent, particularly because we do not offer a defined benefit pension plan.

A participant may elect to defer up to 100% of annual base salary and/or annual cash incentives. Participants must make deferral elections in the election period which is prior to the beginning of the plan year in which the related compensation is earned. Such elections are irrevocable for the entire plan year, and the participants may only change the elections for compensation earned in subsequent plan years during the annual election period.

We make annual matching contributions to the plan for each participant equal to the lesser of (a) 4% of the participant’s base salary or (b) the participant’s annual deferrals to the plan. Matching contributions are reduced by the amount of an executive’s matching contributions received in the 401(k) plan. Additionally, we may make annual profit-sharing contributions equal to up to 150% of the annual matching contribution. Matching and profit-sharing contributions vest based on a participant’s years of service with us or our predecessor company, with pro-rata vesting over a period of five years of service.

Accounts in the deferred compensation plan are credited with notional earnings based on the market rate of return of the available benchmark investment alternatives offered under the plan. The benchmark investment alternatives are indexed to traded mutual funds or our common stock, and each NEO may elect among the investment alternatives in increments of 1% of his or her account. The executive may make daily changes in his or her investment election for future deferrals, and may make monthly transfers of balances between the available investment alternatives. In 2006, the benchmark investments and their respective notional annual rates of return in the deferred compensation plan were as follows:

2006 Annual
Benchmark Investment	Rate of Return

Growth Fund of America	11.0%
Artisan International	25.6%
Baron Growth	15.5%
First Trust Institutional Money Market	3.1%
PIMCO All Asset	4.7%
Skyline Special Equities	18.7%
Van Kampen Growth & Income	16.0%
Vanguard Mid-Cap Index	13.6%
Vanguard S&P 500 Index	15.6%
Vanguard Total Bond Market Index	4.3%
Great Wolf Resorts, Inc. common stock	35.4%

Earnings on deferred amounts solely represent appreciation (depreciation) of the market value of the available benchmark investment alternatives offered in the plan. We do not provide for a minimum return or guarantee a minimum payout amount for deferred amounts. Amounts held in the deferred compensation plan are “at risk” investments.

Executives may receive a distribution of the vested portion of their deferred compensation plan accounts upon termination of employment (including retirement or disability) or, in the case of deferrals by the executive (and related notional earnings), upon a specified future date while still employed, as elected by the executive (an “in-service distribution “). Each year’s deferrals may have a separate distribution election. Distributions payable upon termination of employment may be elected as a (i) a lump sum cash payment or (ii) a series of annual cash installments payable over five years. In-service distributions may be elected by the executive as a single lump sum cash payment beginning not earlier than the third calendar year following the calendar year of the deferral. When the executive is a “key employee” for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment will not occur during the six months following termination of employment. Typically, the NEOs are key employees.

DIRECTOR COMPENSATION

The following table shows the compensation we paid in 2006 to our non-employee directors. Our officers are not paid for their service as directors.

	Fees
	Earned or	Stock	Option
	Paid in	Awards	Awards
Name	Cash ($)	($)(1)(5)(6)	($)(1)(5)(6)	Total ($)

Bruce Neviaser(2)	22,000	—	224,583	246,583
Joe Vittoria(3)	10,000	—	1,684	11,684
Elan Blutinger	49,500	6,866	28,093	84,459
Randy Churchey	58,500	6,866	28,093	93,459
Michael Knetter	47,000	6,866	28,093	81,959
Alissa Nolan	46,000	6,866	28,093	80,959
Ed Rensi(4)	11,000	—	1,684	12,684
Howard Silver	53,000	6,866	28,093	87,959

(1)	The value reported for Stock Awards and Option Awards for each individual is the aggregate cost recognized in our 2006 financial statements for such awards. These values include the cost in 2006 for awards granted in prior years. The costs for awards made during 2006 are determined in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS 123(R)), and the costs for awards made prior to 2006 are determined in accordance with the modified prospective transition method under SFAS 123(R). The assumptions for making the valuation determinations are set forth in the footnote or footnote sections to our financial statements captioned “Stock Based Compensation” or “Share-Based Compensation” in each of our Forms 10-K for the fiscal years 2004 through 2006.

(2)	Mr. Neviaser resigned from our Board of Directors effective September 11, 2006.

(3)	Mr. Vittoria joined our Board of Directors on November 21, 2006.

(4)	Mr. Rensi joined our Board of Directors on November 20, 2006.

(5)	The following table shows the number of outstanding Stock Awards and Option Awards held by each director as of December 31, 2006:

	Stock Awards		Option Awards
	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	(#)	(#)	(#)	(#)

Mr. Vittoria	—	—	—	7,500
Mr. Blutinger	—	3,000	6,667	5,833
Mr. Churchey	—	3,000	6,667	5,833
Mr. Knetter	—	3,000	6,667	5,833
Ms. Nolan	—	3,000	6,667	5,833
Mr. Rensi	—	—	—	7,500
Mr. Silver	—	3,000	6,667	5,833

The following table shows the vesting dates of the outstanding Stock Awards and Option Awards that were unvested as of December 31, 2006:

		Mr. Vittoria	Mr. Blutinger	Mr. Churchey	Mr. Knetter	Ms. Nolan	Mr. Rensi	Mr. Silver
		Amounts	Amounts	Amounts	Amounts	Amounts	Amounts	Amounts
	Vesting	Vesting	Vesting	Vesting	Vesting	Vesting	Vesting	Vesting
Award Type	Date	(#)	(#)	(#)	(#)	(#)	(#)	(#)

Stock	5/23/2007	—	1,000	1,000	1,000	1,000	—	1,000
Option	6/3/2007	—	1,666	1,666	1,666	1,666	—	1,666
Option	11/20/2007	—	—	—	—	—	2,500	—
Option	11/21/2007	2,500	—	—	—	—	—	—
Option	12/20/2007	—	2,500	2,500	2,500	2,500	—	2,500
Stock	5/23/2008	—	1,000	1,000	1,000	1,000	—	1,000
Option	6/3/2008	—	1,667	1,667	1,667	1,667	—	1,667
Option	11/20/2008	—	—	—	—	—	2,500	—
Option	11/21/2008	2,500	—	—	—	—	—	—
Stock	5/23/2009	—	1,000	1,000	1,000	1,000	—	1,000
Option	11/20/2009	—	—	—	—	—	2,500	—
Option	11/21/2009	2,500	—	—	—	—	—	—

(6)	The following table details the grants of Stock Awards and Option Awards to directors during 2006:

				Grant Date
				Fair Value of
		Stock	Option	Stock and
Name	Grant Date	Awards (#)	Awards (#)	Option Awards ($)

Mr. Vittoria	11/21/2006	—	7,500	44,964
Mr. Blutinger	5/23/2006	3,000	—	35,310
Mr. Churchey	5/23/2006	3,000	—	35,310
Mr. Knetter	5/23/2006	3,000	—	35,310
Ms. Nolan	5/23/2006	3,000	—	35,310
Mr. Rensi	11/20/2006	—	7,500	44,964
Mr. Silver	5/23/2006	3,000	—	35,310

The grant date fair value is the value of Stock and Option Awards granted in 2006 as determined in accordance with SFAS 123(R) disregarding that we recognize the value of the awards for financial reporting purposes over the service period of the awards.

Narrative to the Director Compensation Table

For 2006, the Compensation Committee engaged HVS International, an independent compensation consultant, to assist the Compensation Committee in reviewing fiscal year 2006 compensation for our directors. The consultant made recommendations to the Compensation Committee of appropriate levels and components of compensation for our directors, based upon a study of a competitive peer group of 13 public companies. The peer group included companies that are involved in the development, ownership and/or management of hotels and resorts. The peer group consisted of the following companies:

Ashford Hospitality Trust	FelCor Lodging Trust, Inc.
Winston Hotels, Inc.	Hersha Hospitality Trust
Bluegreen	Highland Hospitality
Boykin Lodging	LaSalle Hotel Properties
Innkeepers USA Trust	Strategic Hotel Capital, Inc.
Eagle Hospitality Properties Trust	Sunstone Hotel Investors
Equity Inns, Inc.

Utilizing this process, the Committee established director compensation for 2006 as follows:

•	Each of our directors who is not an employee of our company or any of our subsidiaries receives an annual fee of $40,000 for services as a director.

•	Non-employee directors receive $1,000 for each board or committee meeting attended in person and $500 for each meeting of the board or a committee attended telephonically, other than committee meetings that occur on the same day as board meetings.

•	The chair of the audit committee receives an additional annual fee of $10,000, and the chair of each other committee receives an additional annual fee of $5,000.

•	Employees of our company or our subsidiaries do not receive compensation for their services as directors.

•	Each independent director who is initially elected to our Board will receive options to purchase 7,500 shares of our common stock on the date of such initial election.

•	Independent directors will receive 3,000 shares of our restricted common stock on the date of each annual meeting of our shareholders. The shares granted to independent directors will vest in thirds over a three-year period, beginning on the first anniversary of the date of the grant of the shares, subject to accelerated vesting only upon a change of control or if the director is removed from or is not nominated to stand for reelection to the Board.

We reimburse directors for travel expenses to our board meetings and other out-of-pocket expenses they incur when attending meetings.

Noncompetition Agreements

We have entered into a noncompetition agreement with Mr. Neviaser, who was a member of our board of directors until his resignation from the board on September 11, 2006. The noncompetition agreement provides that Mr. Neviaser will not, during his term as a director of the company or officer of the company, as applicable, or for the one-year period following his removal or resignation from the board of directors or such office or in the event Mr. Neviaser is not re-elected to the board of directors, compete with us. We have also entered into a noncompetition agreement with Mr. Marc B. Vaccaro, who was formerly a member of our board of directors, which agreement provides that Mr. Vaccaro will not, for a one-year period following his removal or resignation from the board of directors, compete with us. These agreements also contain standard confidentiality and non-solicitation provisions. In exchange for these agreements, we have agreed to accelerate the vesting of these individuals’ stock options if the individual is removed from or is not re-elected to our board of directors. Mr. Neviaser resigned from our Board of Directors in September 2006; thus, his noncompetition obligations will expire in September 2007 and 200,000 and 3,000 of the stock options and shares of restricted stock, respectively, he received have lapsed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION ON
COMPENSATION DECISIONS

During fiscal 2006, Messrs. Silver and Churchey and Ms. Nolan comprised the Compensation Committee. Effective April 1, 2007, Mr. Vittoria replaced Mr. Churchey on the Compensation Committee. No member of the Compensation Committee was at any time during fiscal 2006 or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure as a related-party transaction in the section “Certain Relationships and Related Transactions.” In addition, no executive officer of the Company has served on the board of directors or compensation committee of another entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during fiscal 2006.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s primary function is to assist the Board of Directors in fulfilling certain of the Board’s oversight responsibilities to our shareholders by reviewing the financial reports and other financial information provided by our company to any governmental body (including the SEC) or the public; our company’s internal control systems regarding finance, accounting, legal compliance and ethics that management and the Board have established; and our company’s auditing, accounting and financial reporting processes in general. The Audit Committee is entirely composed of directors who meet the SEC’s and NASDAQ’s independence and experience requirements for audit committee membership.

We have met with our independent auditors and management to discuss the respective duties and responsibilities set forth under our Audit Committee’s charter.

Management is primarily responsible for the financial statements and the reporting process, including our company’s system of internal control over financial reporting. The company’s independent auditors are responsible for performing an independent audit of our financial statements in conformity with generally accepted accounting principles and are ultimately accountable to our committee and to the Board.

The Audit Committee has reviewed the audited financial statements in our company’s Annual Report on Form 10-K for 2006 with management, including discussion of the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of financial statement disclosures, and we have reviewed and discussed these financial statements with the independent auditors.

We have also reviewed with the independent auditors their judgments as to the quality of our company’s accounting principles and such other matters as are required to be discussed with our committee under generally accepted auditing standards. In addition, our committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our committee has also received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we have discussed with the independent auditors all significant relationships they have with our company to ensure their independence from our company.

We relied on the reviews and discussions referred to above. Based on this reliance, we have recommended to the Board, and the Board has approved, that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

Randy Churchey (Chairman)
Alissa N. Nolan
Howard Silver

April 9, 2007

The foregoing Compensation Committee and Audit Committee reports shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP has served as our registered independent public accountants and auditors since 2004 and will continue to serve as our auditors for our fiscal year ending December 31, 2007, unless this is changed by action of our Audit Committee. Representatives of Deloitte & Touche are expected to be present at the annual meeting and available to respond to appropriate questions. Such representatives will have the opportunity to make a statement should they desire to do so.

Fees.  For 2006 and 2005, Deloitte & Touche billed us the following amounts:

	Fees Billed
Fee Type	2006		2005

Audit fees	$444,926	(1)	$510,110	(3)
Audit-related fees	$41,280	(2)	$108,600	(4)
Tax fees	$—		—
All other fees	$—		—
Total Fees	$486,206		$618,710

(1)	Amount consists of (a) 378,926 for the audit of our financial statements for the year ended December 31, 2006 and (b) $66,000 for quarterly reviews of our financial statements for the year ended December 31, 2006.

(2)	Amount consists of $41,280 for review of information included in a registration statement for a proposed debt offering and review of amendments of our IPO registration statements.

(3)	Amount consists of (a) $363,300 for the audit of our financial statements for the year ended December 31, 2005, (b) $72,500 for quarterly reviews of our financial statements, and (c) $74,310 for an additional billing for the audit of our financial statements for the period ended December 31, 2004.

(4)	Amount consists of (a) $23,900 for SEC-related audit services, including review of amendments of our IPO registration statements, issuance of consents, and review of information included with certain Form 8-K filings, and (b) $84,700 for audit procedures related to the restatement of certain of our previously-filed financial statements and other specific transactions.

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent auditors. Unless a type of service to be provided by the independent auditors has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels also will require specific pre-approval by the Audit Committee.

The Audit Committee’s pre-approval procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of audit and non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. For pre-approval, the Audit Committee considers whether these services are consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to the chairman of the Audit Committee.

The Audit Committee has designated the Chief Financial Officer to monitor the performance of the services provided by the independent auditors and to determine whether these services are in compliance with the pre-approval policy.

OTHER MATTERS

Our Board currently does not intend to bring before our annual meeting any matter other than the election of directors, as specified in the notice to shareholders, and our Board has no knowledge of any other matters to be brought before our annual meeting. If any other matters requiring a vote of our shareholders are properly brought before our annual meeting, the enclosed proxies will be voted on such matters in accordance with the judgment of the persons named as proxies in those proxies, or their substitutes, present and acting at the meeting.

We will provide to each record holder or beneficial owner of our common stock entitled to vote at our annual meeting, on written request to J. Michael Schroeder, our General Counsel and Corporate Secretary, at 122 West Washington Avenue, Madison, Wisconsin 53703, telephone (608) 661-4700, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including the financial statements and financial statement schedules filed with the SEC.

Copies of our Securities Exchange Act reports and filings are available by hyperlink on our Internet website, at www.greatwolf.com. Paper copies of such reports and filings are also available, free of charge, upon request to our Secretary to our address provided in the preceding paragraph.

Shareholder Proposals for Our 2008 Proxy Materials or Annual Meeting

To be considered for inclusion in next year’s proxy statement, shareholder proposals must be received at our executive offices no later than the close of business on January 7, 2008. Proposals should be addressed c/o Great Wolf Resorts, Inc., 122 West Washington Avenue, Madison, Wisconsin 53703 Attn: General Counsel. We will determine whether we will oppose inclusion of any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitation of proxies and other relevant regulations of the SEC. We will not consider proposals received after January 7, 2008 for inclusion in our proxy materials.

For any proposal that is not intended to be included in our proxy materials, but is instead sought to be presented directly at our 2008 Annual Meeting, our Amended and Restated Bylaws require that such proposal be received at our executive offices located at the address listed above no later than the close of business on January 31, 2008.

In order for a shareholder to nominate a candidate for Director, timely notice of the nomination must be received by the company in advance of the meeting. Ordinarily, such notice must be received not less than 120 days before the first anniversary of the date of the company’s annual meeting (that is, January 31, 2008 for the 2008 annual meeting of shareholders).

BY ORDER OF THE BOARD OF DIRECTORS:

J. MICHAEL SCHROEDER, Secretary

May 4, 2007

. NNNNNNNNNNNN Great Wolf Resorts, Inc. 000004 000000000.000000 ext 000000000.000000 ext MR A SAMPLE 000000000.000000 ext 000000000.000000 ext DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 NNNNNNNNN ADD 6 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed. 1. Nominees: For Withhold For Withhold For Withhold + 01 — Joseph Vittoria 02 — Elan Blutinger 03 — Randy Churchey 04 — John Emery 05 — Michael M. Knetter 06 — Alissa N. Nolan 07 — Edward Rensi 08 — Howard Silver B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Great Wolf Resorts, Inc. Great Wolf Resorts 2501 Great Wolf Drive Mason, OH 45040 Proxy Solicited by Board of Directors for Annual Meeting — May 30, 2007 at 9:00 a.m. James A. Calder and J. Michael Schroeder, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Great Wolf Resorts, Inc. to be held on May 30, 2007 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Election of Directors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.